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                                                                     EXHIBIT 5.1


            [LETTERHEAD OF JEFFER, MANGELS, BUTLER & MARMARO LLP]


                            March 5, 1996                             52071-0001



Emulex Corporation
3535 Harbor Boulevard
Costa Mesa, California 92626

               Re: Emulex Corporation Registration Statement For Offering of Common Stock

Gentlemen:

               At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 400,000 shares of your common stock, $0.20 par value (the "Stock"). We are familiar with the actions taken and proposed to be taken by you in connection with the authorization and proposed issuance and sale of the Stock.

               It is our opinion that when the Registration Statement has become effective under the Act, subject to said actions being duly taken and completed by you as now contemplated prior to the issuance of the Stock and subject to the appropriate qualification of the Stock by the appropriate authorities of the various states in which the Stock will be sold, the Stock will, upon the issuance and the sale thereof in the manner referred to in said Registration Statement, be legally issued, fully paid and non-assessable.

               We hereby consent to the use of this opinion as an exhibit to the Registration Statement.


                                       Respectfully submitted,


                                       JEFFER, MANGELS, BUTLER & MARMARO LLP